Exhibit 99.2

INDEX TO NOVUSPHARMA FINANCIAL STATEMENTS

Page
Independent Auditors’ Report	FIN-2
Balance Sheets	FIN-3
Statements of Operations	FIN-4
Statements of Shareholders’ Equity	FIN-5
Statements of Cash Flows	FIN-7
Notes to Novuspharma Financial Statements	FIN-8

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Independent Auditors’ Report

The Board of Directors and Shareholders

Novuspharma S.p.A.:

We have audited the accompanying balance sheets of Novuspharma S.p.A. (a development stage company) as of December 31, 2002 and 2001, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002 and for the period from January 1, 1999 (inception) to December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Novuspharma S.p.A. (a development stage company) as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002 and for the period from January 1, 1999 (inception) to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG S.p.A.

Milan

August 6, 2003

FIN-2

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

(In thousands of Euro, except share amounts)

	December 31, 2002	December 31, 2001	September 30, 2003
			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents (note 1)	€57,860	€97,342	€81,943
Securities available-for-sale (notes 1 and 3)	50,483	43,494	2,501
Interest receivable	984	1,070	60
Accounts receivable, net	155	76	252
Prepaid expenses and other current assets	2,966	1,324	1,768

Total current assets	112,448	143,306	86,524

Property and equipment, net (notes 1 and 4)	5,046	3,500	5,096
Goodwill, net (notes 1 and 2)	176	176	176
Other intangible assets, net (note 1)	10	12	9
Other long-term assets (note 1)	3,978	2,727	5,151

Total assets	€121,658	€149,721	€96,956

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable (note 5)	€5,506	€3,637	€3,110
Accrued expenses (note 5)	4,041	1,694	3,884
Current portion of deferred revenues (note 6)	668	966	542
Current portion of other long-term obligations	52	—	54

Total current liabilities	10,267	6,297	7,590
Deferred revenues, less current portion (note 6)	—	668	—
Long-term obligations, less current portion (note 8)	1,155	825	1,459

Shareholders’ equity: (note 9)
Ordinary shares, par value (€ 1):
Authorized and issued shares—6,566,200
Outstanding shares (6,478,959 at December 31, 2002, 6,541,929 at December 31, 2001 and 6,561,000 at September 30, 2003 (unaudited))	6,566	6,566	6,566
Additional paid in capital	162,894	162,478	162,894
Accumulated other comprehensive income (loss)	(165)	(175)	—
Deficit accumulated during the development stage	(56,580)	(26,026)	(81,425)
Treasury stock (87,241 at December 31, 2002, 24,271 at December 31, 2001 and 5,200 at September 30, 2003 (unaudited))	(2,479)	(912)	(128)

	110,236	141,931	87,907

Total liabilities and shareholders’ equity	€121,658	€149,721	€96,956

See accompanying notes to the financial statements.

FIN-3

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

(In thousands of Euro, except per share and share amounts)

	Year ended December 31,			Amounts accumulated during the development stage at December 31, 2002	Nine months ended September 30,		Amounts accumulated during the development stage at September 30, 2003
	2002	2001	2000		2003	2002
					(unaudited)	(unaudited)	(unaudited)
Revenues:
Research grants	€5,493	€1,396	€78	€6,967	€1,535	€2,774	€8,502
Research services provided to third parties	65	90	1,045	3,111	427	1	3,538

Total revenues	5,558	1,486	1,123	10,078	1,962	2,775	12,040

Operating expenses:
Research and development	33,861	14,440	8,179	60,656	20,896	23,954	81,552
Selling, general and administrative	6,478	5,388	2,998	17,405	7,536	4,919	24,941
Amortization of purchased intangible assets	2	183	183	550	1	1	551

Total operating expenses	40,341	20,011	11,360	78,611	28,433	28,874	107,044

Loss from operations	(34,783)	(18,525)	(10,237)	(68,533)	(26,471)	(26,099)	(95,004)
Other income, net
Investment income	1,921	15	2	1,938	972	1,409	2,910
Interest income	2,502	6,506	1,158	10,129	1,253	2,135	11,382
Gains on foreign currency, net	174	39	41	254	7	38	261

Other income, net	4,597	6,560	1,201	12,321	2,232	3,582	14,553

Net loss	€(30,186)	€(11,965)	€(9,036)	€(56,212)	€(24,239)	€(22,517)	€(80,451)

Basic and diluted net loss per ordinary share	€(4.65)	€(1.83)	€(1.95)		€(3.72)	€(3.46)

Shares used in calculation of basic and diluted ordinary net loss per share	6,491,771	6,553,551	4,640,242		6,510,744	6,497,949

See accompanying notes to the financial statements

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NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF SHAREHOLDERS’ EQUITY

(In thousands of Euro)

	Ordinary Shares		Additional paid-in capital(1)	Deficit accumulated during the development stage	Treasury Stock		Accumulated other comprehensive income/(loss)	Total Shareholders’ Equity
	Shares	Amount			Shares	Amount
Balance at January 1, 2000	3,646	€188	€6,994	€(5,025)	—	€—	€—	€2,157
Ordinary shares (€0.052) issued in March(2)	870	45	—	—	—	—	—	45
Shareholders’ contribution by Novuspharma Invest N.V.	—	—	8,723	—	—	—	—	8,723
Ordinary shares (€0.052) issued on November 11 (IPO)(2)	2,050	106	152,971	—	—	—	—	153,077
Net loss for the year ended December 31, 2000	—	—	—	(9,036)	—	—	—	(9,036)

Comprehensive loss	—	—	—	—	—	—	—	(9,036)

Balance at December 31, 2000	6,566	339	168,688	(14,061)	—	—	—	154,966
Increase in share capital and conversion of the same into Euro, as per shareholders’ resolution of 9 April 2001	—	6,227	(6,227)	—	—	—	—	—
Purchases of treasury stock	—	—	—	—	40	(1,546)	—	(1,546)
Sales of treasury stock	—	—	—	—	(16)	634	—	634
Gain on sales of treasury stock	—	—	2	—	—	—	—	2
Stock-based compensation	—	—	15	—	—	—	—	15
Unrealized losses on securities available-for-sale	—	—	—	—	—	—	(175)	(175)
Net loss for the year ended December 31, 2001	—	—	—	(11,965)	—	—	—	(11,965)

Comprehensive loss	—	—	—	—	—	—	—	(12,140)

Balance at December 31, 2001	6,566	6,566	162,478	(26,026)	24	(912)	(175)	141,931
Purchases of treasury stock	—	—	—	—	112	(3,045)	—	(3,045)
Sales of treasury stock	—	—	—	—	(49)	1,478	—	1,478
Loss on sales of treasury stock	—	—	(2)	(368)	—	—	—	(370)
Stock-based compensation	—	—	418	—	—	—	—	418
Unrealized gains on securities available-for-sale	—	—	—	—	—	—	10	10
Net loss for the year ended December 31, 2002	—	—	—	(30,186)	—	—	—	(30,186)

Comprehensive loss	—	—	—	—	—	—	—	(30,176)

Balance at December 31, 2002	6,566	€6,566	€162,894	€(56,580)	87	€(2,479)	(165)	€110,236

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Amounts accumulated during the development stage

(in thousands)

	Ordinary Shares		Additional paid-in capital (1)	Deficit accumulated during the development stage	Treasury Stock		Accumulated other comprehensive income/(loss)	Total Shareholders’ Equity
	Shares	Amount			Shares	Amount
Balance at January 1, 1999 (date of inception)	2,000	€103	€(43)	€—	—	€—	€—	€60
Ordinary shares issued (€0.052)(2)	4,566	236	153,689	—	—	—	—	153,925
Increase in share capital and conversion of the same into Euro, as per shareholders’ resolution of 9 April 2001	—	6,227	(6,227)	—	—	—	—	—
Shareholders’ contributions	—	—	15,042	—	—	—	—	15,042
Purchase of treasury stock	—	—	—	—	87	(2,479)	—	(2,479)
Loss on sales of treasury stock	—	—	—	(368)	—	—	—	(368)
Stock-based compensation	—	—	433	—	—	—	—	433
Unrealized losses on securities	—	—	—	—	—	—	(165)	(165)
Net loss	—	—	—	(56,212)	—	—	—	(56,212)

Amounts accumulated during the development stage at December 31, 2002	6,566	€6,566	€162,894	€(56,580)	87	€(2,479)	€(165)	€110,236

(1)	Net of issuing costs
(2)	Due to the conversion of share capital from Lira to Euro, par value increased from €0.052 to €1.00 (see note 9)

See accompanying notes to the financial statements.

FIN-6

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS

(In thousands of Euro)

	Year ended December 31,			Amounts accumulated during the development stage at December 31, 2002	Nine months ended September 30,		Amounts accumulated during the development stage at September 30, 2003
	2002	2001	2000		2003	2002
					(unaudited)	(unaudited)	(unaudited)
Operating activities
Net loss	€(30,186)	€(11,965)	€(9,036)	€(56,212)	€(24,239)	€(22,517)	€(80,451)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,115	794	440	2,789	977	827	3,752
Employees’ leaving indemnity accrual	275	195	158	748	218	188	966
Bad debt provision accrual	42	82	—	144	—	42	144
Amortization of investment premium	76	15	—	91	10	25	101
Equity-based compensation expense	176	2	—	178	150	101	328
Loss (gain) on sale of investment securities	(255)	—	—	(255)	(231)	(191)	(486)
Changes in operating assets and liabilities:
Interest receivable	86	(367)	(702)	(983)	924	91	(59)
Accounts receivable, net	(121)	40	399	(300)	(97)	19	(397)
Prepaid expenses and other current assets	(1,642)	(1,205)	1,030	(2,903)	1,198	(1,986)	(1,705)
Other assets and deferred charges	(1,009)	(1,293)	(754)	(3,723)	(1,322)	(1,073)	(5,045)
Accounts payable	1,869	770	1,005	5,430	(2,395)	(348)	3,035
Accrued expenses	2,348	(721)	1,800	3,766	(159)	1,896	3,607
Deferred revenue	(966)	1,634	—	668	(126)	(532)	542

Total adjustments	1,994	(54)	3,376	5,650	(853)	(941)	4,783

Net cash used in operating activities	(28,192)	(12,019)	(5,660)	(50,562)	(25,092)	(23,458)	(75,668)

Investing activities
Purchases of securities available-for-sale	(22,057)	(43,685)	—	(65,742)	—	(22,057)	(65,742)
Proceeds from sales of securities	15,256	—	—	15,256	48,368	13,738	63,624
Purchases of property and equipment	(2,658)	(1,995)	(911)	(6,313)	(1,026)	(2,359)	(7,325)
Purchase of treasury stock	(3,045)	(1,546)	—	(4,591)	(465)	(2,817)	(5,056)
Sales of treasury stock	1,108	636	—	1,744	2,210	683	3,954
Purchase of business from Boehringer Mannheim S.p.A.	—	—	—	(898)	—	—	(898)

Net cash provided by (used in) investing activities	(11,396)	(46,590)	(911)	(60,544)	49,087	(12,812)	(11,443)

Financing activities
Proceeds from initial public offering, net of offering costs	—	—	153,077	153,077	—	—	153,077
Proceeds from increase in common stock	—	—	45	848	—	—	848
Shareholders’ contribution	—	—	8,723	15,043	—	—	15,043
Repayment of long-term obligations	(158)	(85)	(1,610)	(1,915)	(217)	(64)	(2,132)
Proceeds from long-term obligations	264	—	—	1,814	305	217	2,119

Net cash provided by (used in) financing activities	106	(85)	160,235	168,867	88	153	168,955

Net increase (decrease) in cash and cash equivalents	(39,482)	(58,694)	153,664	57,761	24,083	(36,117)	81,844
Cash and cash equivalents at beginning of period	97,342	156,036	2,372	99	57,860	97,342	99

Cash and cash equivalents at end of period	€57,860	€97,342	€156,036	€57,860	€81,943	€61,225	€81,943

See accompanying notes to the financial statements.

FIN-7

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO NOVUSPHARMA FINANCIAL STATEMENTS

December 31, 2002

1.    Description of Business and Summary of Significant Accounting Policies

Description of business, history and principal shareholders

Novuspharma S.p.A. (Novuspharma or the Company) is a development stage biopharmaceutical company focused on the treatment of cancer, both by modifying existing chemotherapies to make them more effective and less toxic and by developing completely novel therapeutics for treatment of the disease. The Company, with headquarters and a research facility in Bresso (Milan), Italy, began operations in 1999 following the spin-off of the oncology research and development department of Boehringer Mannheim Italia S.p.A. from F. Hoffman-La Roche.

The Company, originally formed on September 21, 1983, was dormant until December 31, 1998. Novuspharma S.p.A. began an operational structure on January 1, 1999, following the purchase of a business unit (made up of the assets and liabilities of the Boehringer Mannheim Italia S.p.A research centre).

In November 2000, ordinary shares of the Company were listed on the Italian Stock Market (Italian Nuovo Mercato).

The Company’s pipeline includes one investigational medicinal product currently in Phase III and Phase II clinical trials and two other medicinal products in Phase II clinical trials. As of August 13, 2003, the Company has three investigational advanced stage cytotoxics in the DNA intercalator family of molecules in clinical development:

•	Pixantrone is in Phase III clinical trials in indolent NHL, Phase II clinical trials in aggressive NHL and is expected to enter clinical trials in MS during the second half of 2003;

•	BBR 3576 is in Phase II clinical trials in HRPC; and

•	BBR 3438 is in Phase II clinical trials in ovarian cancer.

In addition to the advanced stage cytotoxics, Pixantrone and BBR 3576, the Company is also using its experience in cancer to build an early stage pipeline of antibodies and small molecules designed to attack tumors through novel mechanisms of action, which includes the following:

•	MT201, a fully human antibody targeting the Ep-CAM molecule, is in Phase I clinical trials, in collaboration with Micromet AG;

•	platinum compounds are in late pre-clinical development;

•	proteasome inhibitors are believed to be approximately two years from Phase I clinical trials, in collaboration with Cephalon, Inc.; and

•	HIF-1 inhibitors are believed to be approximately three years from Phase I clinical trials, in collaboration with the National Cancer Institute.

On December 31, 2002, the company’s investors with shareholdings of more than 2% were Novuspharma Invest N.V., owned by three venture capital companies Atlas Venture, Sofinnova and

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3i Group (with a stake of between 25 and 30%), 3i Group Plc (with a stake of between 7.5 and 10%), HBM Bioventures Ltd. (with a stake of between 7.5 and 10%), Silvano Spinelli (with a stake of 3.7%) and Erich Platzer (with a stake of 2.1%).

Collaborative research

During 2002, the Company formed collaborations with leading academic institutions and biopharmaceutical companies for products in the research phase. In May 2002, Novuspharma signed an agreement with the U.S. biopharmaceutical company Cephalon, for the development of novel cancer therapeutics based on proteasome inhibition. This was followed by an agreement with the US National Cancer Institute in September 2002, focused on HIF-1a, a transcription factor known to be involved in a number of tumour processes and angiogenesis.

Significant accounting policies

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with maturities of three months or less at the time acquired to be cash equivalents. Cash equivalents represent short-term investments consisting of repurchase agreements, carried at cost, which approximates market value.

Securities Available-for-Sale

The classification of debt securities available-for-sale is determined at the time of purchase. The Company’s investment portfolio is classified as available-for-sale and carried at fair value based on quoted market prices with unrealized gains and losses included in accumulated other comprehensive income and loss. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in investment income. Realized gains and losses interests and declines in value judged to be other than temporary on available-for-sale securities are included in investment income. The cost of securities sold is based on the specific identification method.

Portfolio risk

Novuspharma is subject to concentration of risk primarily from cash and cash equivalents that are placed with two major financial institutions. Under Novuspharma’s investment guidelines, credit risk is managed by diversification of the investment portfolio and by the purchase of investment-grade securities.

Revenue recognition

Qualifying costs for certain research and development projects are partially reimbursed through research and development grants from the Ministero Istruzione Università Ricerca (“MIUR”), a department of the Italian government, and certain other governmental entities. Such amounts are recorded as revenue in the period the related costs are incurred, upon the formal approval of the respective grantor. Qualifying costs for which the Company has requested reimbursement but has not yet received payment are included in other current assets and advance payments received are included in deferred revenue. The Company recognized revenue related to research and development grants of € 5,493 thousand, € 1,396 thousand and € 78 thousand for the years ended December 31, 2002, 2001

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and 2000, respectively, and € 1,535 thousand and €2,774 thousand (unaudited) for the nine-month period ended September 30, 2003 and 2002.

Revenue from research and development services provided to third parties is nonrefundable and is recognized upon completion of the services and acceptance by the customer. The Company recognized revenue of € 65 thousand, € 90 thousand and € 1,045 thousand for the years ended December 31, 2002, 2001 and 2000, respectively, and € 427 thousand and € 1 thousand (unaudited) for the nine-month period ended September 30, 2003 and 2002, relating to research and development services provided to third parties.

Nonrefundable and noncreditable up-front payments received under license and collaboration agreements are recognized ratably over the period of the respective arrangement. Where the Company is obligated to provide specified future deliverables under a licensing agreement, a portion of the up-front payment equal to the fair value of the future deliverable is deferred until delivery occurs. Nonrefundable and noncreditable milestone payments received are recognized upon the completion of substantive milestones, as specified in the related agreements. License and collaboration agreements provide for royalties to be paid to the Company for future sales of product. To date, no up-front payments, milestones or royalties have been earned. Deferred revenue is comprised of cash received in advance of the related revenue being recognized.

Research and Development Expenses

Research and development expenses include related salaries and benefits, clinical trial costs, contract and other outside service fees, and facilities and overhead costs. Research and development expenses consist of costs incurred for proprietary and collaboration research and development and also include activities such as product registries and investigator sponsored trials. Research and development costs are expensed as incurred. In instances where the Company enters into agreements with third parties for research and/or clinical trial activities, costs are expensed upon the earlier of when amounts are due or when services are performed.

The agreements with third parties for research and/or clinical trial activities are typically fixed price contracts for material research and development expenditures, whereas the Company enters into fee-for-service contracts for other research and development expenditures. The Company is usually billed in these arrangements based on a combination of different methods: (a) upon entering into the relevant contract, (b) upon the occurrence of certain performance and/or temporal milestones specified in the contract and/or (c) in monthly installments. With respect to material research and development expenditures, the majority of the fixed price contracts are billed upon the occurrence of certain milestones.

In general, third party research and development service contracts are terminable solely by the Company. There are no specific termination provisions that could impact the Company’s accounting. Amounts paid by the Company to third parties under these arrangements are not refundable and therefore do not have any impact on the Company’s accounting since costs are recorded when incurred or when the non refundable amounts are paid and thereafter the Company cannot request refunds of such costs.

The Company monitors the provision of research and development services through a project management system electronically integrated with the Company’s accounting and through continuous monitoring of third party research and development activities by the Company’s scientific employees overseeing the relevant project. Expenses are recorded on an accrual basis each month based upon the earlier of when amounts are due or when services are performed.

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Employees’ leaving indemnity

The Company’s employees are eligible for severance pay pursuant to Italian Law. The Company accrues a reserve for such employee termination liabilities, net of applicable advances, over the employees’ service periods. Amounts are based on compensation and on years of service.

The EITF reached a consensus in Issue No. 88-1 that entities may determine the vested benefit obligation either as the actuarial present value of the vested benefits to which the employee is entitled if he separates immediately (approach 1), or the actuarial present value of the vested benefits to which the employee is currently entitled, but based on the employee’s expected date of separation or retirement (approach 2). The Company has adopted approach 1.

Property and Equipment

Property and equipment are carried at cost, less accumulated depreciation. Leasehold improvements are depreciated over the lesser of the useful life or the term of the applicable lease using the straight-line method. Depreciation commences at the date past and current assets are placed in service and is calculated using the straight-line method over the estimated useful lives of the respective assets, determined to be between three and ten years.

The Company performs reviews of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount might not be recoverable.

Goodwill

On January 1, 2002, the Company adopted fully SFAS, 142, Goodwill and Other Intangible Assets. SFAS 142 requires that goodwill and indefinite life intangible assets no longer be amortized, but rather be tested for impairment annually, written down when impaired, and requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. The Company performed an impairment test of goodwill upon transition to SFAS 142 on January 1, 2002, and an annual impairment test in the fourth quarter of 2002, and found no impairment. The Company will continue to evaluate goodwill for impairment on an annual basis and whenever events and changes in circumstances suggest that the carrying amount may be impaired. Net loss and net loss per share adjusted to exclude amortization expense are reported in note 2.

Other Intangible Assets

Other intangible assets are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the respective assets, determined to be three to five years.

The caption refers to industrial patents and similar rights related exclusively to the purchase of patent rights through the purchase on January 1, 1999 of the business consisting of all the assets and liabilities that make-up the Research Centre of Boehringer Mannheim Italia S.p.A.

The amortization expense of other intangible assets for the years ended December 31, 2002, 2001 and 2000 amounts to €2 thousand, €95 thousand and €95 thousand, respectively.

For the periods ended September 30, 2003 and 2002 (unaudited) the amortization expense of other intangible assets amounts to €1 thousand and €1 thousand respectively.

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Stock-based Compensation

In accordance with SFAS 123, Accounting for Stock-Based Compensation, the Company elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion (APB 25), Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the market price of common stock at the date of grant over the stock option exercise price. Any deferred compensation is recognized on a graded vesting method. Under the Company’s plans, stock options are generally granted at fair market value.

In accordance with the provisions of SFAS 123, the Company applies APB 25 and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation cost for options granted with exercise prices equal to or greater than fair value. If the Company elected to recognize compensation cost based on the fair value of the options granted at the date of grant as prescribed by SFAS 123, net loss applicable to common shareholders and basic and diluted net loss per share would have been adjusted, or increased, as follows (in thousands, except per share amounts):

	Year ended December 31,			Period ended September 30,
	2002	2001	2000	2003	2002
				(unaudited)	(unaudited)
Net loss:
As reported	€(30,186)	€(11,965)	€(9,036)	€(24,239)	€(22,517)
Compensation cost recognized under APB 25	4	2	—	3	3
Compensation cost under SFAS 123	(385)	(161)	—	(366)	(266)

As adjusted	€(30,567)	€(12,124)	€(9,036)	€(24,602)	€(22,780)

Basic and diluted net loss per share:
As reported	€(4.65)	€(1.83)	€(1.95)	€(3.72)	€(3.46)
As adjusted	(4.71)	(1.85)	(1.95)	(3.77)	(3.50)

Stock compensation expense for options granted to non-employees has been determined in accordance with SFAS 123 and the EITF consensus in Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The fair value of options granted to non-employees is periodically remeasured as the underlying options vest.

Treasury stock

The shareholders, at meetings held on April, 9 2001, and April 24, 2002, resolved to authorise the Board of Directors to purchase the Company’s own shares equivalent to no more than 10% of the Company’s share capital, and dispose of them at a time deemed suitable, for the purposes of:

•	making business agreements (new licences for compounds);

•	carrying out any extraordinary financial operations whenever needed;

•	establishing a stock option plan;

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•	ensuring a certain trading volume and supporting the price within a strategy to stabilise the share price performance.

The cost of acquired stock is shown separately as a deduction from capital stock, additional paid-in capital, and accumulated deficit. Gains on sales of treasury stock are credited to additional paid-in capital and losses are charged to additional paid-in capital to the extent that previous net gains from sales or retirements of the same class of stock are included therein, otherwise to accumulated deficit.

During the year ended December 31, 2001, the Company acquired and sold treasury stock for a net amount of € 912 thousand and realized net gains on sales of treasury stock of € 2 thousand. During the year ended December 31, 2002, the Company acquired and sold treasury stock for an amount of € 1,567 thousand leading to a total amount of treasury stock at December 31, 2002 of € 2,479 thousand. Moreover during 2002 the Company realized net loss on sales of treasury stock of € 370 thousand. During the unaudited nine-month period ended September 30, 2003 the Company acquired and sold treasury stock for an amount of € 2,351 thousand leading to a total amount of treasury stock at September 30, 2003 of € 128 thousand. Moreover during the unaudited first nine months of 2003 the Company realized a net loss on sales of treasury stock of € 606 thousand.

Income taxes

In accordance with SFAS 109, Accounting for Income Taxes, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Liabilities are provided in full; assets are recognized to the extent that they are more likely than not to be recovered. The Company recognized a valuation allowance against the deferred tax assets to the extent that the recognition criteria have not been met.

Net Loss per Share

Basic net loss per share is calculated based on the net loss applicable to ordinary shareholders divided by the weighted average number of ordinary shares outstanding for the period. Diluted net loss per share does not differ from basic net loss per share since the potential ordinary shares are antidilutive for all periods presented and, accordingly are excluded from the calculation of diluted net loss per share.

Other Financial Instruments

The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable and other current assets, accounts payable and accrued liabilities approximate fair value due to their short maturities. Other assets and deferred charges include income tax credits and VAT receivables that do not have any fixed due date. Income tax credits will be used to off-set future income tax liabilities, and VAT receivables are used to off-set tax payables of the Company on behalf of its employees. Interest receivable includes accrued interest on cash and cash equivalents and on securities.

Transaction in foreign currency

Transactions in foreign currency are originally converted into Euro using the exchange rate ruling at the date of the transaction.

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Exchange rate differences, which arise upon the receipt or payment of the amounts in foreign currency, are recognised in the statement of operations as Gains/losses on foreign currency. Outstanding receivables and payables in foreign currency at the period end are realigned to exchange rates ruling at the period end. Any exchange rate gains or losses arising from such realignment are stated in the profit and loss account under financial income and charges.

Segment information

The Company operates as a single business segment in Italy as defined in SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

New Accounting Pronouncements

In June 2002, the Financial Accounting Standard Board (FASB) issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses accounting for restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 is not expected to have a material impact on the Company’s financial position and results of operations.

In November 2002, the FASB issued interpretations (FIN) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34. FIN 45 clarifies the requirements of SFAS 5, Accounting for Contingencies, relating to the guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure provisions of FIN 45 are effective for financial statements of periods ending after December 15, 2002. However, the provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The Company has no guarantees falling under the requirement and therefore no disclousure is needed.

In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure. This Statement amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure provisions of this Standard are effective for fiscal years ending after December 15, 2002 and have been incorporated into these financial statements and accompanying footnotes. The Company has elected to continue to follow the intrinsic value method of accounting as prescribed by APB 25, Accounting for Stock Issued to Employees, to account for employee stock options.

FIN-14

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period. The adoption of FIN 46 is not expected to have a material impact on our financial position and results of operations.

On April 30, 2003, the FASB issued FASB Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, to address (1) decisions reached by the Derivatives Implementation Group, (2) developments in other Board projects that address financial instruments, and (3) implementation issues related to the definition of a derivative. Statement 149 has multiple effective date provisions depending on the nature of the amendment to Statement 133. The adoption of FASB 149 is not expected to have a material impact on our financial position and results of operations.

On May 15, 2003, the FASB issued FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. For nonpublic entities, mandatorily redeemable financial instruments are subject to the provisions of this Statement for the first fiscal period beginning after December 15, 2003. The adoption of FASB 150 is not expected to have a material impact on our financial position and results of operations.

Other Comprehensive Income (Loss)

SFAS 130, Reporting Comprehensive Income, requires unrealized gains and losses on securities available-for-sale to be included in other comprehensive income or loss.

Information regarding the components of accumulated other comprehensive income (loss) is as follows (in thousands):

	Year ended December 31,			Period ended September 30,
	2002	2001	2000	2003	2002
				(unaudited)	(unaudited)
Net unrealized gains (losses) on securities available for sale	€(165)	€(175)	€—	—	€(168)

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2.    Goodwill

Goodwill refers entirely to the excess of the price paid for the business over the fair value of its net assets upon its acquisition. Management believes this value will be recovered in the medium term on the basis of expected earnings.

Changes in the net carrying amount of goodwill from January 1, 2000 until September 30, 2003 are as follows (in thousands):

Gross value (arising in 1999)	€439
Accumulated amortization as of December 31, 2001	(263)

Balance as of December 31, 2001	€176

Balance as of December 31, 2002 and September 30, 2003 (unaudited)	€176

Amortization expense of goodwill is as follows (in thousands):

	Year ended December 31,
	2002	2001	2000
Goodwill	€—	€88	€88

	€—	€88	€88

For both the unaudited nine-month periods ended September 30, 2002 and 2003 no goodwill amortization was recorded.

A reconciliation of previously reported net loss and net loss per share to the amounts adjusted for the exclusion of goodwill amortization follows (in thousands, except per share amounts):

	Year ended December 31,			Period ended September 30,
	2002	2001	2000	2003	2002
				(unaudited)	(unaudited)
Net loss	€(30,186)	€(11,965)	€(9,036)	€(24,239)	€(22,517)
Add back: Goodwill amortization	—	88	88	—	—

Adjusted net loss	€(30,186)	€(11,877)	€(8,948)	€(24,239)	€(22,517)

Basic and diluted net loss per share
Net loss	€(4.65)	€(1.83)	€(1.95)	€(3.72)	€(3.46)
Goodwill amortization	—	0.02	0.02	—	—

Adjusted net loss	€(4.65)	€(1.81)	€(1.93)	€(3.72)	€(3.46)

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3.    Securities available-for-sale

Securities available-for-sale consist of the following as of December 31, 2002 (in thousands):

Corporate bonds	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Corporate bonds with a fixed interest rate	€20,124	€202	€(162)	€20,164
Corporate bonds with a floating interest rate	9,492	1	(52)	9,441
Corporate bonds with a step up interest rate	1,000	—	(150)	850
Corporate bonds with equity portfolio linked	10,000	—	—	10,000

	40,616	203	(364)	40,455

Treasury bonds
CCT	10,032	—	(4)	10,028

	€50,648	€203	€(368)	€50,483

As of December 31, 2002, € 27,454 thousand of securities available-for-sale had contractual maturities of less than one year, while € 23,029 thousand had contractual maturities more than one year. Gross gains realized during 2002 were € 255 thousand. The corporate bonds with equity portfolio linked have not resulted in unrealized gains or losses as such bonds have guaranteed repayable principal amounts and Novuspharma has consistently recorded this asset based solely on its fair value, which is equal to the guaranteed repayable principal amount.

Securities available-for-sale consist of the following as of December 31, 2001 (in thousands):

Monetary funds	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Monetary funds	€9,990	€50	€—	€10,040

Corporate bonds
Corporate bonds with a fixed interest rate	24,802	8	(184)	24,626
Corporate bonds with a floating interest rate	7,877	12	(17)	7,872
Corporate bonds with a step up interest rate	1,000		(44)	956

	33,679	20	(245)	33,454

	€43,669	€70	€(245)	€43,494

As of December 31, 2001 all securities available-for-sale had contractual maturities more than one year.

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Securities available-for-sale consist of the following as of the unaudited period ended September 30, 2003 (in thousands):

Treasury bonds	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
CCT	€2,501	—	—	€2,501

	€2,501	€—	€—	€2,501

As of the unaudited period ended September 30, 2003, all securities available-for sale had contractual maturities of less than one year. Gross realized gains for the unaudited nine months ended September 30, 2003 were € 231 thousand.

4.    Property and Equipment

Property and equipment consist of the following (in thousands):

	December 31, 2002	December 31, 2001	September 30, 2003
Leasehold improvements(1)	€858	€148	€1,007
Software(2)	668	505	836
Plant and machinery(3)	4,108	2,763	4,536
Furniture and equipment(4)	1,221	1,094	1,482
Equipment acquired under capital leases (note 8)(5)	264	—	264

	7,119	4,510	8,125
Less: accumulated depreciation	(2,073)	(1,010)	(3,029)

	€5,046	€3,500	€5,096

(1)	Leasehold improvements refer to reconstruction work performed on new offices and laboratories.
(2)	Software refers to software licenses.
(3)	Plant and machinery refers to tools owned in the research laboratories and to the pilot formulation plant.
(4)	Furniture and equipment mainly include furnishings, electronic machinery and hardware.
(5)	Capital leases refer to laboratory equipment (note 8).

Depreciation expense recognized in the statements of operations for the years ended December 31, 2002, 2001 and 2000 amount to € 1,113 thousand, € 611 thousand and € 257 thousand, respectively.

Depreciation expense recognized in the statements of operations for the unaudited periods ended September 30, 2003 and 2002 amounts to € 976 thousand and € 825 thousand respectively.

FIN-18

5.    Accounts payable and accrued liabilities

Accounts payable consist of the following (in thousands):

	December 31, 2002	December 31, 2001	September 30, 2003
			(unaudited)
National suppliers	€1,360	€1,854	€1,660
Foreign suppliers	3,687	1,427	1,101
Tax payables	205	155	219
Social security payables	236	175	127
Others	18	26	3

	€5,506	€3,637	€3,110

Accrued liabilities consist of the following (in thousands):

	December 31, 2002	December 31, 2001	September 30, 2003
			(unaudited)
Employee compensation and related expenses	€709	€544	€593
Invoices to be received:
Research and development expenses	3,173	869	2,830
Selling, general and administrative expenses	186	216	468
Acquisition of property and equipment	—	67	15
Credit notes to be received from suppliers	(27)	(2)	(22)

	€4,041	€1,694	€3,884

6.    Deferred revenues

Deferred revenues consists of the advance payment of 20% of State grants to law 451/94 and “Decreto Ministeriale” (DM) 954/97. These amounts will be charged to the statement of operations on an accrual basis against research expenses incurred. Through September 30, 2003 (unaudited), no unearned up-front payments, milestones or royalties have been received.

Deferred revenues are as follows (in thousands).

	December 31, 2002	December 31, 2001	September 30, 2003
			(unaudited)
Law 451/94	€668	€1,634	€372
DM 954/97	—	—	170

Total deferred revenues	668	1,634	542
Less: current portion	668	966	542

Deferred revenues, less current portion	€—	€668	€—

7.    Commitments and significant agreements

The Company leases office and laboratory space under operating leases. Rent expense amounted to € 1,126 thousand, € 965 thousand and € 672 thousand for the years ended December 31, 2002, 2001 and 2000, respectively and € 941 thousand and € 857 thousand for the unaudited nine-month periods ended September 30, 2003 and 2002, respectively.

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Future minimum lease commitments for non-cancellable operating leases at December 31, 2002 are as follows (in thousands):

2003	€1,131
2004	1,086
2005	1,046
2006	1,031
2007	1,031

€5,325

In 2002, the Company entered into a capital lease agreement for laboratory equipment. Terms of the agreement are as follows:

•	Total amount financed: € 264 thousand;

•	First installment: € 26 thousand;

•	47 monthly installments: € 5 thousand;

•	Redemption price: € 26 thousand;

•	Expiration year: 2006.

On September 2, 2002, the Company entered into an agreement with Micromet AG (“Micromet”) to co-develop MT201, a fully human antibody. MT201 has recently concluded phase I clinical studies in hormone-refractory prostate cancer.

Under the terms of the agreement with Micromet, the Company made an up-front payment of € 4 million and will make total milestone payments of € 15 million over the next four years contingent upon the achievement of certain development result. Development costs up to € 10 million will be shared equally between the two companies, with the Company contributing 40% of the costs thereafter. In return, the Company will receive 40% of any MT201 revenue stream. The cost incurred by Novuspharma was € 5,630 thousand in 2002 and € 6,699 thousand during the unaudited nine months ended September 30, 2003.

In May 2002 the Company entered into an agreement with Cephalon Inc., a US biotechnology company, to collaborate on the discovery and development of novel cancer therapies based on proteasome inhibition. Under this agreement the Company did not pay any upfront payments and is not obligated to make any milestone payments. However, all the research and development costs, until proof of concept is achieved in patients, will be incurred by Novuspharma. Subsequent, development costs will be jointly supported by the two companies. Cephalon will retain marketing rights in the Americas and Japan, whereas Novuspharma will retain rights in Europe and the rest of the world. The cost incurred by Novuspharma for the Proteasome Inhibitors project was € 941 thousand in 2002 and € 1,140 thousand during the unaudited nine months ended September 30, 2003.

The Company has several agreements with Contract Research Organization (CRO), which have a duration greater than one year, for the development of the Company’s products from which significant commitments do not arise.

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8.    Long-term obligations

Long-term obligations consists of the following (in thousands):

	December 31, 2002	December 31, 2001	September 30, 2003
			(unaudited)
Employees’ leaving indemnity	€1,002	€825	€1,042
Capital lease obligations	153	—	112
Loan granted by “MIUR”	—	—	305

	€1,155	€825	€1,459

Maturities of the long-term obligations related to the capital lease obligations, at December 31, 2002 are as follows (in thousands):

2004	€61
2005	61
2006	42
Less interest portion	(11)

€153

The loan granted in 2003 by “MIUR” is related to an agreement with the Italian Minister for Education, Universities and Research (MIUR) in order to finance research activities. This agreement foresees the furnishment, on the basis of the research and development costs presented, a total amount of € 4,622 thousand (equal to 95% of research and development budgeted costs) composed as follows:

•	€ 2,289 thousand, equal to 47% of the total amount, as facilitated interest bearing loan;

•	€ 2,543 thousand, equal to 53% of the total amount, as a research grant.

During the first quarter of 2003, the Company received a payment related to the research grant amounting to € 508 thousand, that was recorded against receivables recorded at December 31, 2002 for € 287 thousand and as deferred revenue for the remainder.

Moreover, during the second quarter of 2003, the Company received the first portion of the facilitated interest-bearing loan for an amount of € 305 thousand.

The MIUR loan has repayment terms from 2008 to 2012.

9.    Capital stock

Ordinary shares and additional paid-in capital

The share capital underwritten and paid at January 1, 2000 was € 188 thousand, and consisted of 3,646 thousand ordinary shares with a par value of € 0.052 each.

The increase in share capital of a maximum of € 1,549,371, resolved by the shareholders at an extraordinary meeting held on November 25, 1999, was partially underwritten and paid in March and April 2000 for a total of 870 thousand ordinary shares amounting to € 45 thousand of capital stock. The shareholders, at the general meeting of 18 April 2000, resolved to withdraw the remaining part of the

FIN-21

share capital increase that was not underwritten by April 14, 2000. As a consequence, issued shares increased from 3,646 thousand to 4,516 thousand.

On November 2000, the Company completed a placement of 2,050 thousand ordinary shares resulting in net proceeds of € 153,077 thousand, of which € 152,971 was recorded as additional paid in capital. As a consequence, issued shares increased from 4,516 thousand to 6,566 thousand. During 2000, additional paid-in capital also increased by € 8,723 thousand due to the shareholders’ contribution consisting of contributions paid by the majority shareholder, Novuspharma Invest N.V., in order to increase equity and to cover losses.

The shareholders resolved at a meeting held on April 9, 2001 to convert the capital stock from Lira to Euro and at the same time increase the nominal value of shares from € 0.052 to € 1 through using the additional paid-in capital. As a consequence, capital stock increased from € 339 thousand to € 6,566 thousand.

During 2001, additional paid-in capital increased by € 2 thousand due to realized gains on sales of treasury stock and by € 15 thousand due to the recognition of stock-based compensation.

During 2002, additional paid-in capital decreased by € 2 thousand due to realized losses on sales of treasury stock and increased by € 418 thousand due to the recognition of stock based compensation.

Treasury stock

In May 2001, the Company introduced a plan for the purchase and sale of its own shares, in accordance with a resolution made by shareholders on April 9, 2001.

Treasury stock as of December 31, 2001 amounted to 24,271 shares (approximately 0.37% of existing stock) acquired at an average price of € 37.56 each and was recognized as a reduction of shareholders’ equity of € 912 thousand.

The shareholders, at a meeting held on April 24, 2002, authorized the Board of Directors to purchase treasury stock equivalent to no more than 10% of Company share capital. As of December 31, 2002, the Company owned 87,241 of its own shares (approximately 1.3% of existing share capital), worth an average purchase price of approximately € 28.42 each. The amount of € 2,479 thousand was recognized as a reduction of shareholders’ equity.

As at September 30, 2003 the Company owned 5,200 of its own shares (approximately 0.08% of existing share capital), worth an average purchase price of approximately € 24.69 each. The amount of € 128 thousand was recognized as a reduction of shareholders’ equity.

10.    Stock options

At a meeting held on April 18, 2000 shareholders resolved to grant powers to the Board of Directors to increase share capital by a maximum amount of € 67,770 by issuing 67,770 ordinary shares with a nominal value of €1 each to service future stock option plans in favour of employees of the Company. The regulations of the stock option plan had already been approved by the Board of Directors. As at December 31, 2002, 67,770 stock options have been granted to Company employees. The exercise price ranges from of € 20.75 to € 35.67. The increase in share capital to service the plan will be made in different annual tranches starting from 2004, according to the requests to exercise option rights received from the beneficiaries of the plan.

FIN-22

At a meeting held on April 9, 2001, shareholders resolved to grant powers to the Board of Directors to increase share capital by a maximum amount of € 200,000 by issuing 200,000 ordinary shares with a nominal value of €1 each to service future stock option plans. With regard to this share capital increase, the Board of Directors approved two different regulations, (one for Company employees and one for consultants and Board Members) and at December 31, 2002 and at September 30, 2003, 150,500 and 138,000 stock options were outstanding respectively. The exercise price ranges from € 14.29 to € 34.60. The increase in share capital to service the plan will be made in different annual tranches starting from 2004, according to the requests to exercise option rights received from the beneficiaries of the plan.

At a meeting held on April 24, 2002, shareholders resolved to grant powers to the Board of Directors to increase share capital by a maximum amount of € 250,000 issuing 250,000 ordinary shares with a nominal value of € 1 each to service future stock option plans. Subsequent to which Board of Directors agreed the details of the issue. At December 31, 2002 no stock options had yet been granted. In the unaudited nine months ended September 30, 2003, 4,500 stock options have been assigned with an exercise price of € 22.79. The increase in share capital to service the plan will be made in different annual tranches starting from 2004, according to the requests to exercise option rights received from the beneficiaries of the plan.

The movements incurred in the stock option plans since January 1, 2001 are as follows:

	Outstanding stock options	Weighted average exercise price per share
Balance January 1, 2001	—
Granted	65,550	€34.98

Balance December 31, 2001	65,550	34.98
Granted	160,720	29.21
Canceled	(8,000)	34.04

Balance December 31, 2002	218,270	30.77
Granted (unaudited)	162,000	21.49
Canceled (unaudited)	(170,000)	23.02

Balance September, 2003 (unaudited)	210,270	€29.89

The outstanding stock options as at December 31, 2002 detailed by exercise price and period are as follows:

	Exercise period		Total options outstanding	Weighted average fair value at grant date
Exercise prices	Year 2004	Year 2005
€20.21	5,500	3,500	9,000	€19.04
€20.75	28,500	15,220	43,720	20.08
€32.32	39,400	17,600	57,000	31.32
€33.58	2,500	1,200	3,700	37.74
€34.04	11,000	4,500	15,500	32.76
€34.60	50,000	—	50,000	32.62
€35.67	27,775	11,575	39,350	33.81

	164,675	53,595	218,270

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The outstanding stock options as at September 30, 2003 (unaudited) detailed by exercise price and period are as follows:

	Exercise period			Total options outstanding	Weighted average fair value at grant date
Exercise prices	Year 2004	Year 2005	Year 2006
€14.29	3,000	—	—	3,000	€15.63
€15.30	1,500	1,500	1,500	4,500	16.51
€20.21	5,500	3,500	—	9,000	19.04
€20.75	28,500	15,220	—	43,720	20.08
€22.79	1,500	1,500	1,500	4,500	19.24
€32.32	25,400	11,600	—	37,000	31.32
€33.58	2,500	1,200	—	3,700	37.74
€34.04	11,000	4,500	—	15,500	32.76
€34.60	50,000	—	—	50,000	32.62
€35.67	27,775	11,575	—	39,350	33.81

	156,675	50,595	3,000	210,270

SFAS 123 encourages, but does not require, entities to adopt the fair value method of accounting for their stock-based compensation plans. Under this method, compensation cost for stock-based compensation plans is measured at the grant date based on the fair value of the award and is recognized over the vesting period. Proforma information regarding net loss and net loss per share required by SFAS 123 as disclosed in Note 1 has been determined as if the Company had accounted for our employee options under the fair value method of SFAS 123. As the Company’s stock options are Bermudan call options, the fair value has been determined using an extension of the Cox–Rubenstein option pricing model.

During the year ended December 31, 2001, in connection with the granting of certain options to employees, the Company recorded € 15 thousand of deferred stock compensation representing the difference between the exercise price and the fair value of our ordinary shares on the measurement date of 3,700 options. This amount was recognized as deferred charges and will be charged to statements of operation upon the vesting period of 46 months. In connection with these options, the Company recognized stock compensation expense of € 2 thousand during 2001, € 4 thousand during 2002 and € 3 thousand during the unaudited nine-month period ended September 30, 2003.

In accordance with EITF 96-18, all equity instruments issued to non-employees are accounted for at the estimated fair value of the equity instruments. The value of the instrument is amortized to expense over the vesting period with final valuation measured on the vesting date. During 2002, options to acquire 50,000 ordinary shares, were accounted for based on their estimated fair values. In connection with these options the Company recognized stock compensation expense of € 172 thousand during 2002 and € 147 thousand during the unaudited nine-month period ended September 30, 2003. As the Company’s stock options are Bermudan call options, the fair value has been determined using an extension of the Cox–Rubenstein option pricing model.

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11.    Net loss per share

Basic and diluted net loss per share is calculated using the average number of ordinary shares outstanding (average number of ordinary shares issued net of the average number of treasury stock owned by the Company during the period) as follows (in thousands, except share and per share amounts):

	Year ended December 31,			Period ended September 30,
	2002	2001	2000	2003	2002
				(unaudited)	(unaudited)
Net loss	€(30,186)	€(11,965)	€(9,036)	€(24,239)	€(22,517)

Weighted average ordinary shares outstanding	6,491,771	6,553,551	4,640,242	6,510,744	6,497,949

Net loss per share:
Basic and diluted	€(4.65)	€(1.83)	€(1.95)	€(3.72)	€(3.46)

The reconciliation between the weighted average ordinary shares issued and the weighted average ordinary shares outstanding are as follows:

	Year ended December 31,			Period ended September 30,
	2002	2001	2000	2003	2002
				(unaudited)	(unaudited)
Weighted average ordinary shares issued	6,566,200	6,566,200	4,640,242	6,566,200	6,566,200
Weighted average treasury stock owned	(74,429)	(12,649)	—	(55,456)	(68,251)

Weighted average ordinary shares outstanding	6,491,771	6,553,551	4,640,242	6,510,744	6,497,949

The following potentially dilutive ordinary shares were excluded from the computation of net loss due to their effect was antidilutive.

	Year ended December 31,			Period ended September 30,
Stock option	2002	2001	2000	2003	2002
				(unaudited)	(unaudited)
Stock options	218,270	65,550	—	210,270	165,550

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12.    Income taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company recognizes a valuation allowance equal to the deferred tax assets due to the uncertainty of realizing the benefits of the assets.

The components of net deferred taxes are as follows:

	December 31, 2002	December 31, 2001
Deferred tax assets:
Accumulated tax loss carry forwards	€21,315	€10,435
Intangible assets	1,131	2,560
Inventory	981	6
Other assets and deferred charges	126	3

Gross deferred tax assets	23,553	13,004
Less valuation allowance	(23,479)	(12,982)

	74	22
Deferred tax liabilities:
Securities	(74)	(22)

Gross deferred tax liabilities	(74)	(22)

Net deferred tax assets	€—	€—

As of December 31, 2002, the Company had tax loss carry-forwards of approximately € 62,691 thousand, as indicated in the table below (amounts in thousands).

Loss carry forwards	Amount	Tax rate (34%)	Expiration year
1999	€4,681	€1,592	2004
2000	9,455	3,215	2005
2001	16,555	5,628	2006
2002	32,000	10,880	2007

	€62,691	€21,315

13.    Related party disclosure

In April 2002, Novuspharma acquired the full rights to a research programme focused around the discovery of inhibitors of Hypoxia Inducible Factor (HIF-1a) from Prolifix Ltd., a UK based biotechnology Company. This acquisition is to be considered an operation between related parties as two of the principal shareholders of Novuspharma (3i and Atlas Venture—through Novuspharma Invest N.V.) at the time of acquisition, were also shareholders of Prolifix. Management believes that the amount paid (€ 1.4 million) was in line with the market value of a project at this stage of development.

The co-development agreement with Micromet (described in note 7) is also to be considered an operation between related parties as one of the principle shareholders of Novuspharma (Atlas Venture—through Novuspharma Invest N.V.) is also a shareholder of Micromet and Dr. Erich Platzer,

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Novuspharma’s Chairman, is also the Chairman of Micromet’s Board of Directors. The value of the deal was evaluated by a non-related Board Members directors and confirmed by an independent consultancy firm jointly appointed by Novuspharma and Micromet.

14.    Subsequent events (unaudited)

On January 1, 2004 Novuspharma SpA completed the merger, in a stock for stock exchange, with and into Cell Therapeutics, Inc. (“CTI”), a public company listed on the Nasdaq National Market. Cell Therapeutics issued approximately 15.6 million new shares of CTI common stock as consideration for the approximately 6.4 million Novuspharma ordinary shares outstanding on January 1, 2004. Holders of Novuspharma ordinary shares received 2.45 shares of CTI common stock for each outstanding Novuspharma ordinary share.

In accordance with Italian Law, Novuspharma shareholders who exercised their rescission rights, received a cash payment for the Novuspharma ordinary shares of approximately € 4 million. The per share cash payment of € 21.69 was determined by the Novuspharma ordinary share average closing price from April 23, 2003 to October 23, 2003 on the Italian Nuovo Mercato.

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